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                              TEJAS GAS CORPORATION

                            DIRECTOR STOCK AWARD PLAN

                                 FIRST AMENDMENT


     Tejas Gas Corporation, a Delaware corporation (the "Company"), having established the Tejas Gas Corporation Director Stock Award Plan as adopted by the Board of Directors effective July 19, 1996, and approved by the Board of Directors on October 5, 1995 (the "Plan"), and having reserved the right under
Section 9 thereof to amend the Plan, does hereby amend Section 7.B. of the Plan, effective as of the date approved by the Board of Directors, as follows:

          "In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, then the number of shares of Common Stock reserved under this Plan and subject to future awards of Common Stock shall be proportionately adjusted to reflect such transaction. Such adjustment to the number of shares of Common Stock shall reflect the proportional adjustment to the number of shares of Common Stock (or such other capital stock as may be issued in a reclassification) that a stockholder who owned an equivalent number of shares immediately before the happening of any of the events described in the preceding sentence would have owned or been entitled to receive after the happening of any of such events. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Eligible Directors."

                                   TEJAS GAS CORPORATION


                                   By:  /s/  JAMES W. WHALEN
                                   Title:    Executive Vice President

                                   Date:     December 9, 1995